UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

ClearPoint Business Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-7710

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in ClearPoint Business Resources, Inc.’s (the “Company”) filings with the Securities and Exchange Commission (“SEC”), on August 14, 2006, ClearPoint Resources, Inc., the Company’s wholly-owned subsidiary, acquired 100% of the common stock of StaffBridge, Inc. (“StaffBridge”) for cash and a note payable to the former shareholders of StaffBridge (the “StaffBridge Shareholders”) in the amount of $450,000 due December 31, 2007 (the “StaffBridge Note”). On December 31, 2007, the StaffBridge Note was amended to extend the maturity date to June 30, 2008. In addition, the amount of the note was increased to $486,690 to include accrued interest and the interest rate was increased from 6% to 8% per annum payable in monthly installments. The StaffBridge Note was further amended pursuant to a Debt Extension Agreement dated June 30, 2008 (the “First Extension Agreement”). Pursuant to the First Extension Agreement, the StaffBridge Note was amended, effective June 30, 2008, to extend the maturity date to December 31, 2008 and to reduce the outstanding principal amount to approximately $336,690.

Effective December 31, 2008, the StaffBridge Note was further amended pursuant to a second Debt Extension Agreement dated December 31, 2008 (the “Second Extension Agreement”) to provide that the outstanding amount due under the StaffBridge Note will be paid as follows: $100,000 shall be paid on or about December 31, 2008 and the remaining balance shall be paid in four equal quarterly payments of $59,172.50 beginning on March 31, 2009 and ending on December 31, 2009.

The Second Extension Agreement also includes various other provisions customary for transactions of this nature. The foregoing is a summary of the material provisions of the Second Extension Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Second Extension Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2008, the Board of Directors (the “Board”) of the Company elected Dennis Cook to serve as a Class A director of the Company.

Mr. Cook served as an advisor to the Board since 2007. In such capacity, Mr. Cook provided ad hoc recommendations regarding general business strategy to the Board upon request. In connection with such services, the Company paid Mr. Cook approximately $12,000 through December 31, 2008. In addition, on March 29, 2007, Mr. Cook was granted options to purchase 20,000 shares of the Company’s common stock at an exercise price of $6.10. The options vested immediately.

Mr. Cook served as the President and Chief Executive Officer of WES Health System (“WES”), a managed behavioral health provider, since 1996 and as President and Chief Executive Officer of The Cameron Company, LLC, a professional services firm that provides financial marketing and management consulting services, since 2000. The Cameron Company, LLC was issued 30,258 shares of the Company’s common stock in connection with the merger of Terra Nova Acquisition Corporation in 2007.

During the fiscal years ended December 31, 2007 and 2008, the Company provided certain temporary employees and payroll services to WES for approximately $2,861,000 and $1,156,000 for the fiscal years ended December 31, 2007 and 2008, respectively.

The Board has not determined on which Board committees Mr. Cook will serve. Information regarding Mr. Cook’s committee membership and any material plan, contract or arrangement to be entered into between the Company and Mr. Cook in connection with his election or any grant or award to Mr. Cook under any such plan, contract or arrangement is not finalized at this time. An amended Current Report on Form 8-K will be filed with the Securities and Exchange Commission when such information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2009

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	Chief Executive Officer

3